Item 27. Exhibit (d) iii.

MASSACHUSETTS MUTUAL Life Insurance Company

Springfield, MA 01111-0001

INDIVIDUAL RETIREMENT ANNUITY RIDER

This rider modifies the Contract to which it is attached so that it may qualify as an Individual Retirement Annuity (IRA) under Section 408(b) of the Internal Revenue Code (Code) and the Regulations under that Section. In the case of a conflict with any provision in the Contract, the provisions of this rider will control. The effective date of this rider is the date the rider is attached to the Contract. Where appropriate, the word “certificate” shall be substituted for the word “contract”, the word “participant” shall be substituted for the word “owner” or “contract owner”, and the word “endorsement” shall be substituted for the word “rider”. The Contract is modified as follows:

1.	The Contract Owner and the Annuitant shall be the same individual; neither may be changed and there shall be no Joint Contract Owner. Hereafter all references to the Contract Owner shall include the Annuitant.

2.	The interest of the Contract Owner under this Contract shall be nonforfeitable.

3.	The Contract may not be sold, assigned, discounted, pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, or otherwise transferred (other than a transfer incident to a divorce or separation instrument in accordance with Section 408(d)(6) of the Code) to any person other than to the Company.

4.	This Contract is established for the exclusive benefit of the Contract Owner and his or her Beneficiary(ies).

5.	(a)	Except in the case of a rollover contribution (as permitted by Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16) of the Code) or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Code Section 408(k), no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed:

$3,000 for any taxable year beginning in 2002 through 2004;

$4,000 for any taxable year beginning in 2005 through 2007; and

$5,000 for any taxable year beginning in 2008 and years thereafter.

After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(C). Such adjustments will be in multiples of $500.

(b)	In the case of an individual who is 50 or older, the annual cash contribution limit is increased by:

$500 for any taxable year beginning in 2002 through 2005; and

$1,000 for any taxable year beginning in 2006 and years thereafter.

(c)	No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Contract Owner first participated in that employer’s SIMPLE IRA plan.

(d)	In the case of an employer contribution made pursuant to a SEP as described in Code Section 408(k), any such contribution shall be limited to the lesser of 25% of the Contract Owner’s compensation or $40,000, as adjusted under Code Section 415(d). For purposes of the 25% limitation described in the preceding sentence, the Contract Owner’s compensation does not include any elective deferral described in Code Section 402(g)(3) or any amount that is contributed by the Contract Owner’s employer at the election of the Contract Owner and that is not includible in the Contract Owner’s gross income under Code Sections 125, 132(f)(4) or 457.

6.	(a)	Notwithstanding any provision of this IRA to the contrary, the distribution of the Contract Owner’s interest in the IRA shall be made in accordance with the requirements of Code Section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under section 7(c)) must satisfy the requirements of Code Section 408(a)(6) and the regulations thereunder, rather than paragraphs (b), (c) and (d) of this section 6 and section 7.

(b)	The entire interest of the Contract Owner will commence to be distributed no later than the first day of April following the calendar year in which the Contract Owner attains age 70 1/2 (the “required beginning date”) over (1) the life of the Contract Owner or the lives of the Contract Owner and his or her designated beneficiary or (2) a period certain not extending beyond the life expectancy of the Contract Owner and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year and must be either nonincreasing or they may increase only as provided in Q&As-1 and 4 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, or as may be provided in any subsequent final regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, or those which may be set forth in any subsequent final regulations.

(c)	The distribution periods described in paragraph (b) of this section 6 cannot exceed the periods specified in Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, or those which may be set forth in any subsequent final regulations.

(d)	The first required payment can be made as late as April 1 of the year following the year the Contract Owner attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

7.	(a)	If the Contract Owner dies on or after required distributions commence, the remaining portion of his or her interest will continue to be distributed in accordance with regulations promulgated under Code Section 401(a)(9).

(b)	If the Contract Owner dies before required distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

(1)	If the designated beneficiary is someone other than the Contract Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Contract Owner’s death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Contract Owner’s death, or, if elected, in accordance with paragraph (b)(3) of this section 7.

(2)	If the Contract Owner’s sole designated beneficiary is the Contract Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Contract Owner’s death (or by the end of the calendar year in which the Contract Owner would have attained age 70 1/2, if later), over such spouse’s life, or, if elected, in accordance with paragraph (b)(3) of this section 7. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (b)(3) of this section 7. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed in accordance with regulations promulgated under Code Section 401(a)(9).

(3)	If there is no designated beneficiary, or if applicable by operation of paragraph (b)(1) or (b)(2) of this section 7, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Contract Owner’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph (b)(2) of this section 7).

(4)	Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year specified in paragraph (b)(1) or (b)(2) of this section 7 and reduced by 1 for each subsequent year.

(c)	The “interest” in this IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and 8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under this IRA, such as guaranteed death benefits.

(d)	For purposes of paragraphs (a) and (b) of this section 7, required distributions are considered to commence on the Contract Owner’s required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) of this section 7. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, or those set forth in any subsequent final regulations, then required distributions are considered to commence on the annuity starting date.

(e)	If the sole designated beneficiary is the Contract Owner’s surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required distributions as a beneficiary.

8.	The Contract Owner or the designated beneficiary may elect for the designated beneficiary, in lieu of receiving distributions under paragraph (b)(1) of section 7, to receive distributions calculated in accordance with paragraph (b)(1) of section 7 and to name a beneficiary entitled to receive the designated beneficiary’s entire remaining interest upon the death of the designated beneficiary. The election by the designated beneficiary under this section 8 must be made no later than December 31st of the year following the year of the Contract Owner’s death.

Distributions to the beneficiary of the designated beneficiary pursuant to an election under this section 8 shall continue to be made over the remaining life expectancy of the designated beneficiary and shall in no event exceed the duration of the designated beneficiary’s remaining life expectancy. Distributions made pursuant to this option shall be made on a monthly, quarterly, semi-annual or annual basis, as selected by the designated beneficiary or the beneficiary of the designated beneficiary, as applicable.

Upon the death of the Contract Owner, the contract value representing the interest to which the designated beneficiary is entitled will remain allocated to the investment options selected by the Contract Owner prior to his or her death, unless changed by the designated beneficiary. The designated beneficiary and the beneficiary of the designated beneficiary may subsequently effect transfers between investment options under the terms and conditions applicable to the Contract Owner and as set forth in the Contract.

Subsequent to the death of the Contract Owner, no further Purchase Payments may be made.

During the distribution period, the designated beneficiary and, after his or her death, the beneficiary of the designated beneficiary, may withdraw additional amounts of the contract value existing at the time of any such additional withdrawal request. In the event of such an additional withdrawal by the designated beneficiary or the beneficiary of the designated beneficiary, as the case may be, the remaining distribution amounts to be paid over the designated beneficiary’s life expectancy shall be adjusted in accordance with the reduced contract value resulting from the additional withdrawals, in conformance with the regulations promulgated under Code Section 401(a)(9).

9.	The issuer of this IRA shall furnish annual calendar year reports concerning the status of this IRA and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

Signed for Massachusetts Mutual Life Insurance Company by:

[ ABC ]	[ ABC ]

SECRETARY	PRESIDENT

IRA-1MM	4	07-02